FIRST AMENDMENT TO ENGAGEMENT LETTER


                  THIS FIRST AMENDMENT TO MEDIA RELATIONS SERVICE AGREEMENT ("Amendment") is made effective as of the 2nd day of April, 2001 by and between Accesspoint Corporation, a Nevada corporation ("Company"), and Alliance Consulting Group, Inc., a Costa Rican corporation, (hereinafter referred to as "Alliance" or the "Consultant"). Accesspoint Corporation and/or Consultant are sometimes herein referred to individually as a "party" and collectively as the "parties."

                  This Amendment shall, and hereby does, amend that certain Media Relations Service Agreement by and between the parties hereto dated January 1, 2001 ("Agreement") so that the term of the media relations and advisory services to be provided by Consultant pursuant to Section 4.1 of the Agreement shall be extended six (6) months. Such consulting and advisory services shall terminate on October 1, 2001.

This Amendment shall, and hereby does, amend that certain Agreement so that the compensation for media relation services pursuant to Section 5.2 of the Agreement shall be as follows:

                              Compensation Schedule

SHARE COMPENSATION SCHEDULE           TOTAL APPROXIMATE COMPENSATION CASH VALUE

April 2, 2001              16,666 shares             $ 29,165.50

May 2, 2001                16,666 shares             $ 29,165.50

June 2, 2001               16,666 shares             $ 29,165.50

July 2, 2001               16,666 shares             $ 29,165.50

August 2, 2001             16,666 shares             $ 29,165.50

September 2, 2001          16,670 shares             $ 29,172.50

                  This Amendment shall, and hereby does, further amend that certain Agreement for additional compensation for media relation services pursuant to Section 5.6 of the Agreement so that the Company shall grant to Alliance the Option to Purchase 30,000 additional shares of the Company's common stock (otcbb: ASAP) for the sum of $1.75 per share (one dollar and seventy five cents) for a period of 1 year from the date of execution of the Agreement. Such options shall vest, subject to the terms and conditions of the Agreement, on a prorata basis over a six month period from the date of execution of this Amendment.


                  IN WITNESS  WHEREOF,  this  Amendment is made effective on the date  first set  forth  above.  All  provisions  of this  Amendment  are  hereby incorporated into the Agreement. This Amendment is to be attached to the Agreement and become a part of the Agreement. This Amendment and the Agreement shall be read together as a single document. The provisions contained in this Amendment shall supplant and replace any conflicting provisions in the Agreement. The provisions in this Amendment shall control over any conflicting provisions in the Agreement. All non-conflicting provisions contained in the Agreement shall survive this Amendment and remain in full force and effect when read in conjunction with this

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Amendment.  This  Amendment  may be  executed  simultaneously  in  one  or  more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


COMPANY: Accesspoint Corporation, a Nevada corporation


By: /s/ Tom M. Djokovich
----------------------------------------
Tom M. Djokovich, CEO


CONSULTANT: Alliance Consulting Group, Inc.

By: /s/ Lawrence Hartman
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Lawrence Hartman, Director







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